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                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-121263

                             APPLICABLE FINAL TERMS

     Set out below is the form of final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) which will be completed for each tranche of bonds offered and sold pursuant to this prospectus supplement and the U.S. Prospectus. The bonds may be issued in one or more series as we may authorize from time to time. Prospective investors should refer to the applicable prospectus supplement and the U.S. Prospectus for a description of the specific terms and conditions of the particular series of bonds.

                   FINAL TERMS NO. 2046 DATED 24 NOVEMBER 2008

                         QUEENSLAND TREASURY CORPORATION

                     ISSUE OF A$1,000,000.00 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$18,000,000,000 GLOBAL A$ BOND FACILITY
        ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2015
 CURRENTLY TOTALING A$ 5,064,598,000.00 (A$3,511,968,000.00 INCLUDING BUY BACKS)

                            PART A--CONTRACTUAL TERMS

     Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated November 1, 2002 and the US Prospectus dated November 1, 2002 (together, the "Original Prospectus") (the "Terms and Conditions"). This document constitutes the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 12, 2007, and the US Prospectus dated December 10, 2007 (together, the "Prospectus") which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive") (hereinafter, the "prospectus supplement"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer, the guarantor and the offer of the bonds is only available on the basis of the combination of this document, the Original Prospectus and the Prospectus. Copies of the prospectus supplement and the Prospectus are available for viewing free of charge at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. The final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) will be published on the Luxembourg Stock Exchange's website.

     [Include whichever of the following apply or specify as "Not Applicable" (N/A). Note that the numbering should remain as set out below, even if "Not Applicable" is indicated for individual paragraphs or subparagraphs. Italics denote directions for completing the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).]

     [When adding any other final terms or information at, for example, item 19 of Part A or in relation to disclosure relating to the interests of natural and legal persons involved in the issue/offer in Part B consideration should be given as to whether such terms or information constitute "significant new factors" and consequently trigger the need for a supplement to the Prospectus under Article 16 of the Prospectus Directive.]

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1.  (i)    Issuer:                                       Queensland Treasury Corporation

    (ii)   Guarantor:                                    The Treasurer on behalf of the
                                                         Government of Queensland

2.  Benchmark line:                                      2015

                                                         (to be consolidated and form a
                                                         single series with QTC 6% Global
                                                         A$Bonds due 14
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                                                         October 2015, ISIN US748305BE82)

3.  Specific Currency or Currencies:                     AUD ("A$")

4.  (i)    Issue price:                                  106.779%

    (ii)   Dealers' fees and commissions paid by         No fee or commission is payable
           Issuer:                                       in respect of the issue of the
                                                         bond(s) described in these final
                                                         terms (which will constitute a
                                                         "pricing supplement" for purposes
                                                         of any offers or sales in the
                                                         United States or to U.S.
                                                         persons). Instead, QTC pays fees
                                                         and commissions in accordance
                                                         with the procedure described in
                                                         the QTC Offshore and Onshore
                                                         Fixed Interest Distribution Group
                                                         Operational Guidelines.

5.  Specified Denominations:                             A$1,000

6.  (i)    Issue Date:                                   25 November 2008

    (ii)   Record Date (date on and from which           6 April / 6 October. Security
           security is Ex-interest):                     will be ex-interest on and from
                                                         7 April / 7 October.

    (iii)  Interest Payment Dates:                       14 April / 14 October

7.  Maturity Date:                                       14 October 2015

8.  Interest Basis:                                      6 per cent Fixed Rate

9.  Redemption/Payment Basis:                            Redemption at par

10. Change of Interest Basis or Redemption/Payment       Not Applicable
    Basis:

11. (i)    Status of the Bonds:                          Senior and rank pari passu with
                                                         other senior, unsecured debt
                                                         obligations of QTC

    (ii)   Status of the Guarantee:                      Senior and ranks pari passu with
                                                         all its other unsecured
                                                         obligations

12. Method of distribution:                              Non-syndicated

PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13. Fixed Rate Note Provisions Applicable

    (i)    Rate(s) of Interest:                          6 per cent per annum payable
                                                         semi-annually in arrears

    (ii)   Interest Payment Date(s):                     14 April and 14 October in each
                                                         year up to and including the
                                                         Maturity Date

    (iii)  Fixed Coupon Amount(s):                       A$30 per A$1,000 in nominal
           (Applicable to bonds in definitive            amount
           form)

    (iv)   Determination Date(s):                        Not Applicable

    (v)    Other terms relating to the method of         None
           calculating interest for Fixed Rate Bonds:
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PROVISIONS RELATING TO REDEMPTION

14. Final Redemption Amount:                             A$1,000 per bond of A$1,000
                                                         Specified Denomination
                                                         (NB: If the Final Redemption
                                                         Amount is other than 100 per
                                                         cent. of the nominal value the
                                                         bonds will be derivative
                                                         securities for the purposes of
                                                         the Prospectus Directive and the
                                                         requirements of Annex XII to the
                                                         Prospectus Directive Regulation
                                                         will apply and the Issuer will
                                                         prepare and publish a supplement
                                                         to the Prospectus)

15. Early Redemption Amount(s) payable on redemption     Not Applicable
    for taxation reasons or on event of default and/or the method of calculating the same:

GENERAL PROVISIONS APPLICABLE TO THE BONDS

16. Form of Bonds:                                       Permanent Global Note not
                                                         exchangeable for Definitive Bonds

17. Additional Financial Centre(s) or other special      Not Applicable
    provisions relating to Payment Dates:

18. Talons for future Coupons or Receipts to be          No
    attached to Definitive Bonds (and dates on which such Talons mature):

19. Other terms or special conditions:                   Not Applicable

                                                         (When adding any other final
                                                         terms consideration should be
                                                         given as to whether such terms
                                                         constitute "significant new
                                                         factors" and consequently trigger
                                                         the need for a supplement to the
                                                         Prospectus under Article 16 of
                                                         the Prospectus Directive)

DISTRIBUTION

20. (i)    If syndicated, names and addresses of         Not Applicable
           Managers and underwriting commitments:

    (ii)   Date of Dealer Agreement:                     24 November 2008

    (iii)  Stabilizing Manager(s) (if any):              Not Applicable

21. If non-syndicated, name and address of relevant      Toronto Dominion Bank
    Dealer:                                              Level 24
                                                         9 Castlereagh Street
                                                         Sydney NSW 2000

22. Whether TEFRA D or TEFRA C rules applicable or       TEFRA Not Applicable
    TEFRA rules not applicable:

23. Non exempt Offer                                     Not Applicable
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                                                         (N.B. Consider any local
                                                         regulatory requirements necessary
                                                         to be fulfilled so as to be able
                                                         to make a non-exempt offer in
                                                         relevant jurisdictions. No such
                                                         offer should be made in any
                                                         relevant jurisdiction until those
                                                         requirements have been met.
                                                         Non-exempt offers may only be
                                                         made into jurisdictions in which
                                                         the base prospectus (and any
                                                         supplement) has been
                                                         notified/passported.)

24. Additional selling restrictions:                     Not Applicable
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LISTING APPLICATION

     These final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) comprises the details required for issue and admission to trading on the Luxembourg Stock Exchange regulated market and admission to the Official List of the Luxembourg Stock Exchange of bonds described herein pursuant to the A$18,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

     The Issuer and the Guarantor accept responsibility for the information contained in these final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).

Signed on behalf of the Issuer:


By:
    --------------------------------
            Duly authorized

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                                 PART B--OTHER INFORMATION

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1.  LISTING AND ADMISSION TO TRADING

    (i)    Listing                                       Bourse de Luxembourg.

    (ii)   Admission to trading:                         Application has been made by the
                                                         Issuer (or on its behalf) for the
                                                         bonds to be admitted to trading
                                                         on the regulated market of the
                                                         Bourse de Luxembourg with effect
                                                         from the Issue Date.

                                                         (Where documenting a fungible
                                                         issue need to indicate that
                                                         original securities are already
                                                         admitted to trading.)

2.  RATINGS

    Ratings:                                             The bonds to be issued have been
                                                         rated:

                                                         S&P:     AAA
                                                         Moody's: Aaa

                                                         An obligation rate 'AAA' by S&P
                                                         has the highest credit rating
                                                         assigned by Standard & Poor's.
                                                         The obligor's capacity to meet
                                                         its financial commitment on the
                                                         obligation is extremely strong.

                                                         Obligations rated 'AAA' by
                                                         Moody's are judged to be of the
                                                         highest quality with minimal
                                                         credit risk.

                                                         A credit rating is not a
                                                         recommendation to buy, sell or
                                                         hold securities and may be
                                                         revised or withdrawn by the
                                                         rating agency at any time. Each
                                                         rating should be evaluated
                                                         independently of any other
                                                         rating.

                                                         (The above disclosure should
                                                         reflect the rating allocated to
                                                         bonds issued under the bond
                                                         facility generally or, where the
                                                         issue has been specifically
                                                         rated, that rating.)

3.  INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealers, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.--Amend as appropriate if there are other interests] [(When adding any other description, consideration should be given as to whether such matters described constitute "significant new factors" and consequently trigger the need for a supplement to the prospectus supplement under Article 16 of the Prospectus Directive.)]

4.  REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

    (i)    Reasons for the Offer:                        See "Use of Proceeds" section in
                                                         the prospectus supplement--if
                                                         reasons for offer different from
                                                         making profit and/or hedging
                                                         certain risks will need to
                                                         include those reasons here.

    (ii)   Estimated net proceeds:                       Not Applicable.

                                                         (If proceeds are intended for
                                                         more than
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                                                         one use will need to split out
                                                         and present in order of priority.
                                                         If proceeds insufficient to fund
                                                         all proposed uses state amount
                                                         and sources of other funding.)

    (iii)  Estimated total expenses:                     Not Applicable.

                                                         [Expenses are required to be
                                                         broken down into each principal
                                                         intended "use" and presented in
                                                         order of priority of such
                                                         "uses".]

5.  YIELD

    Indication of yield:                                 4.945%

                                                         Calculated as 7 basis points less
                                                         than the yield on the equivalent
                                                         A$ Domestic Bond issued by the
                                                         Issuer under its Domestic A$ Bond
                                                         Facility on the Trade Date.

                                                         The yield is calculated at the
                                                         Trade Date on the basis of the
                                                         Issue Price. It is not an
                                                         indication of future yield.

6.  OPERATIONAL INFORMATION

    (i)    ISIN Code:                                    US748305BE82

    (ii)   Common Code:                                  017598066

    (iii)  CUSIP Code:                                   748305BE8

    (iv)   Any clearing system(s) other than             Not Applicable
           Depositary Trust Company, Euroclear Bank
           S.A./N.V. and Clearstream Banking, societe anonyme and the relevant identification number(s):

    (v)    Delivery:                                     Delivery free of payment

    (vi)   Names and addresses of additional Paying      [______________]
           Agent(s) (if any):

7.  TERMS AND CONDITIONS OF THE OFFER

    (i)    Offer Price;                                  Not Applicable

    (ii)   [Conditions to which the offer is subject;]   Not Applicable

    (iii)  [Description of the application process;]     Not Applicable

    (iv)   [Details of the minimum and/or maximum        Not Applicable
           amount of application;]

    (v)    [Description of possibility to reduce         Not Applicable
           subscriptions and manner for refunding
           excess amount paid by applicants;]

    (vi)   [Details of the method and time limits for    Not Applicable
           paying up and delivering the bonds;]

    (vii)  [Manner in and date on which results of the   Not Applicable
           offer are to be made public;]
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    (viii) [Procedure for exercise of any right of       Not Applicable
           pre-emption, negotiability of subscription rights and treatment of subscription rights not exercised;]

    (ix)   [Categories of potential investors to which   Not Applicable
           the bonds are offered and whether
           tranche(s) have been reserved for certain countries;]

    (x)    [Process for notification to applicants of    Not Applicable
           the amount allotted and the indication
           whether dealing may begin before
           notification is made;]

    (xi)   [Amount of any expenses and taxes             Not Applicable
           specifically charged to the subscriber or Purchaser;]

    (xii)  [Name(s) and address(es), to the extent       None
           know to the Issuer, of the placers in the various countries where the offer takes place.]
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